Exhibit 99.2

Ronald W. Kaiser

10 Stehle St.

Annapolis, MD 21401

301.466.0688

rwktis@gmail.com

VIA: Email

October 2, 2015

To the Board and Management of Vaccinogen, Inc.:

For personal and health reasons, I would like to take a leave of absence from the board of directors of Vaccinogen, Inc. by resigning effective as of the adjournment of the Board meeting on October 2, 2015. I expect that my health issues will be resolved within the next 4 to 5 months. At such time, should my health and circumstances allow, I would be interested in having the Board consider me for reappointment as a Director.

There were no disagreements between the Company and me relative to my desire to resign from the Board.

Thank you for the opportunity to be of service.

Sincerely,

/s/ Ronald Kaiser

Ronald Kaiser

Director